Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-131878) and related Prospectus of Ashford Hospitality Trust, Inc., for the registration of $700 million of securities of our reports dated March 10, 2006, with respect to the consolidated and combined financial statements and schedules of Ashford Hospitality Trust, Inc. and the Predecessor, Ashford Hospitality Trust, Inc. managements’ assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
We also consent to the incorporation by reference therein of our report dated August 12, 2005, with respect to the balance sheets of RST4 Tenant, LLC as of August 6, 2004, January 2, 2004 and January 3, 2003, and the related statements of operations, cash flows and member’s capital for the period January 3, 2004 through August 6, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 included in Form 8-K/A filed on August 30, 2005.
We also consent to the incorporation by reference therein of our report dated February 24, 2005, with respect to the consolidated balance sheets of W2001 PAC Realty Mezzanine, LLC as of December 31, 2004 and 2003 and the related consolidated statements of operations, members’ capital, and cash flows for the year ended December 31, 2004 and for the period from August 1, 2003 (inception) through December 31, 2003 included in Form 8-K/A filed on June 30, 2006.

/s/ Ernst & Young LLP

Dallas, Texas
July 12, 2006